UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

July 12, 2006 (July 11, 2006)

(Date of Report (date of earliest event reported))

MortgageIT Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	1-32213	20-0947002
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

33 Maiden Lane New York, NY	10038
(Address of principal executive office)	(Zip Code)

(212) 651-7700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On July 11, 2006, MortgageIT Holdings, Inc., a Maryland corporation (the “Company”), DB Structured Products, Inc., a Delaware corporation and indirect subsidiary of Deutsche Bank AG (“DB Structured Products”), Titan Holdings Corp., a Maryland corporation and a wholly-owned subsidiary of DB Structured Products (“Titan Holdings”), and Titan Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Titan Holdings (“Titan Acquisition”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) pursuant to which DB Structured Products will acquire all of the outstanding shares of the Company for $14.75 per share in cash, or approximately $429 million in the aggregate. Under the terms of the Merger Agreement, the Company is to be acquired by DB Structured Products through a merger of Titan Acquisition and the Company, with the Company as the surviving corporation (the “Merger”), followed immediately by the Company’s merger with and liquidation into Titan Holdings.

The transaction is expected to close in the fourth calendar quarter of 2006, pending regulatory approval, approval of the Merger Agreement by the Company’s shareholders and the satisfaction of other customary closing conditions.

The preceding disclosure is qualified in its entirety by reference to the Merger Agreement and a press release, which are attached as Exhibits 2.1 and 99.1 to this Form 8-K, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

2.1	Agreement and Plan of Reorganization, dated as of July 11, 2006, among DB Structured Products, Inc., Titan Holdings Corp., Titan Acquisition Corp. and MortgageIT Holdings, Inc.

99.1	Press release jointly issued by Deutsche Bank AG and MortgageIT Holdings, Inc., dated July 12, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORTGAGEIT HOLDINGS, INC.

By:	/s/ ANDY OCCHINO
Andy Occhino Secretary

Date: July 12, 2006

MORTGAGEIT HOLDINGS, INC.

CURRENT REPORT ON FORM 8-K

Report Dated July 12, 2006 (July 11, 2006)

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated as of July 11, 2006, among DB Structured Products, Inc., Titan Holdings Corp., Titan Acquisition Corp. and MortgageIT Holdings, Inc.

99.1	Press release jointly issued by Deutsche Bank AG and MortgageIT Holdings, Inc., dated July 12, 2006.